Exhibit 10.14

SEVERANCE PAY AGREEMENT
FOR KEY EMPLOYEE

This Severance Pay Agreement (“Agreement”) is entered into as of February 21, 2017 between Asbury Automotive Group, Inc. (“Asbury”) and William F. Stax (“Employee”), in order to provide for an agreed-upon compensation in the event that Employee’s employment is terminated following a Change in Control as defined in this Agreement.

1.	Severance Pay Arrangement.

If a “Termination” of Employee’s employment occurs at any time in the two years following a “Change of Control” (as these terms are defined in Section 2 below), Asbury will pay Employee 12 months of Employee’s base salary as of the date of Termination as “Severance Pay.” Severance Pay shall be subject to any required withholding of federal, state, local and foreign taxes pursuant to any applicable law or regulation. The Severance Pay will be subject to required withholding and will be made by Asbury to Employee monthly over the course of 12 months on the regular payroll dates beginning on the first regular payroll date after the effective date of the release referenced herein that Employee executes.

If Employee participates in a bonus compensation plan at the date of Termination, Severance Pay will also include a portion of the target bonus for the year of Termination in an amount equal to the target bonus multiplied by the percentage of such year that has expired through the date of Termination.

In addition, if Employee, upon the end of his employment with Asbury, timely and properly elects COBRA for any medical, dental and vision benefit plans in which Employee was participating immediately prior to the end of Employee’s employment with Asbury, Asbury shall reimburse Employee the entire monthly premium for those COBRA-covered medical and dental benefit plans for a period of 12 months after the last day of Employee’s employment with Asbury. Notwithstanding the above, if Employee obtains other employment (prior to the end of the 12 month COBRA reimbursement period) under which Employee is eligible to be covered by benefits equal to the benefits in his COBRA-elected plans, Asbury’s obligation to reimburse Employee ceases upon Employee’s eligibility for such equal benefits.

Notwithstanding anything herein to the contrary, if Employee is determined to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended the (“Code”) and if one or more of the payments or benefits to be received by Employee pursuant to this Agreement would be considered deferred compensation subject to Section 409A of the Code, then no such payment shall be made or benefit provided until six (6) months following Employee’s date of Termination.

2.	Definitions of Change of Control and Termination Triggering Severance Pay.

Severance Pay will be paid to Employee by Asbury if a “Termination” occurs at any time in the two years following a “Change of Control” of Asbury.

A “Termination” triggering the Severance Pay set forth above in Section 1 is defined as a termination of Employee’s employment with Asbury (1) by Asbury without “cause,” or (2) by Employee because of (x) a material change in the geographic location at which the Employee must perform Employee’s services (which shall in no event include a relocation of Employee’s current principal place of business to a location less than 50 miles away), (y) a material diminution in Employee’s base compensation, or (z) a material diminution in Employee’s authority, duties, or responsibilities. For avoidance of doubt, a “Termination” shall not include a termination of Employee’s employment by Asbury for “cause” or due to Employee’s death, disability, retirement or voluntary resignation.

    For the purposes of this Agreement, the definition of “cause” is: (a) Employee’s gross negligence or serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is or may be injurious to Asbury; or (b) Employee being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; or (c) Employee’s breach of Sections 3, 4 or 5 below; or (d) Employee’s willful and continued failure to perform Employee’s duties on behalf of Asbury; or (e) Employee’s material breach of a written policy of Asbury. For purposes of this Agreement, the definition of “disability” is a physical or mental disability or infirmity that prevents the performance by Employee of his duties lasting (or likely to last, based on competent medical evidence presented to Asbury) for a continuous period of six months or longer.

“Change of Control” means:

(1)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of Asbury where such acquisition causes such person to own thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of Asbury entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(2)individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Asbury’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or
(3)approval by the shareholders of Asbury of a complete liquidation or dissolution of Asbury.

Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which Employee participates in any capacity other than in his capacity as an employee of Asbury.

3.	Confidential Information and Nondisclosure Provision.

As a condition to the receipt of the Severance Pay and benefits described in Section 1 above, Employee agrees not to disclose during and after employment with Asbury to any person (other than to an employee or director of Asbury, or to Asbury’s attorneys, accountants and other advisors or except as may be required by law) and not use to compete with Asbury any confidential or proprietary information, knowledge or data that is not in the public domain that was obtained by Employee while employed by Asbury regarding Asbury or any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of Asbury (collectively, “Confidential Information”). In the event that Employee’s employment terminates for any reason, Employee will deliver to Asbury on or before the date of termination all documents and data of any nature (whether in tangible or electronic form) pertaining to Employee’s work with Asbury and will not take any documents or data or any reproduction, or any documents containing or pertaining to any Confidential Information. Employee agrees that in the event of a breach by Employee of this provision, Asbury shall be entitled to inform all potential or new employers of such breach and to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages, including reasonable attorneys fees, and which may include recovery of amounts paid to Employee under this Agreement.

4.	Non-Solicitation/Non-Hire of Employees.

Employee agrees that during his employment at Asbury and for a 12-month period after the date of termination of his employment with Asbury for any reason, he will not, directly or indirectly, solicit, recruit or hire any employee of Asbury (or any person who was an employee of Asbury during the 12-month period preceding Employee’s date of termination) or encourage any such employee to terminate employment with Asbury.

5.	Covenant Not to Compete.

Employee agrees that during his employment at Asbury and for a 12-month period after the date his employment is terminated, he will not (except on behalf of or with the prior written consent of Asbury, which consent may be withheld in Asbury’s sole discretion):

(a)provide services of a leadership, management, executive, operational, or advisory capacity and/or participate in the ownership of or provide financial backing to an automotive dealership that is located within a fifty-mile radius of any address set forth on Exhibit A (the “Area”);

(b)provide senior/corporate level leadership, executive, operational, or advisory services to any corporate competitor of Asbury who owns or operates one or more automotive dealerships within the Area; and

(c)provide services of a leadership, management, executive, operational, or advisory capacity for anyone or any business whose focus is buying, conglomerating, or otherwise acquiring one or more automotive dealerships that are located within the Area.

For purposes of this Section 5, Employee acknowledges and agrees that Asbury conducts business in the Area and that the Area is a reasonable geographic limitation.

Notwithstanding anything to the contrary contained in this Agreement, Asbury hereby agrees that the foregoing covenant shall not be deemed breached as a result of the passive ownership by Employee of: (i) less than an aggregate of 5% of any class of stock of a business that competes with Asbury; or (ii) less than an aggregate of 10% in value of any instrument of indebtedness of a business that competes with Asbury. Asbury further agrees that nothing in this Section 5 prohibits Employee from accepting employment from, and performing services for, businesses engaged in the finance industry, and businesses engaged in the manufacturing and/or sale of automobile parts or the provision of automotive service, provided such businesses do not also engage in the retail of automobiles within the Area. By way of example, nothing in this Section 5 would prohibit Employee from working with such businesses as American General Finance, NAPA Auto Parts, or Goodyear.

Upon Employee’s termination of employment with Asbury, Employee agrees to re-confirm his commitment to the post-employment restrictive covenants in this Agreement. Employee further agrees that as part of that re-confirmation, the term “Area” and Exhibit A hereto may be amended by Asbury, but only to the extent necessary to list the addresses of Asbury’s headquarters and any automotive dealerships that Asbury owns and/or operates as of the date of termination.

6.	Construction/Enforcement of Post-Employment Covenants.

Employee agrees that the provisions of Sections 3, 4, and 5 are reasonable and properly required for the adequate protection of the business and the goodwill of Asbury. However, if a judicial determination is made that any of the provisions of Sections 3, 4, or 5 constitutes an unreasonable or otherwise unenforceable restriction against Employee, such provision(s) shall be modified or severed so as to permit enforcement of the provision(s) to the extent reasonable.

7.	Violation of Post-Employment Covenants.

Employee agrees that, in the event of a material breach by Employee of any Section of this Agreement, including Sections 3, 4, or 5, Asbury shall be entitled to: (i) inform all potential or new employers of such breach; (ii) cease payments and benefits that would otherwise be made pursuant to Section 1 above (and in lieu of such payments and benefits pay Employee five hundred dollars ($500.00)); (iii) obtain injunctive relief and damages, including reasonable attorney’s fees; and (iv) recover the amounts paid to Employee under this Agreement (other than the above-referenced $500.00) during any period of material breach by Employee. To the extent that Employee is determined through agreement or resolution of any pending claim to not have violated any covenant at issue, he shall receive any and all severance that has not been paid under the Agreement and/or which was recovered from Employee under this Section 7.

GENERAL PROVISIONS

A.	Employment is At Will

Employee and Asbury acknowledge and agree that Employee is an “at will” employee, which means that either Employee or Asbury may terminate the employment relationship at any time, for any reason, with or without cause or notice, and that nothing in this Agreement shall be construed as an express or implied contract of employment.

B.	Execution of Release

Employee agrees that, as a condition to the receipt of the Severance Pay and other compensation and insurance benefits described in Section 1 above, Employee shall execute a release of all claims against Asbury (and its corporate parents, subsidiaries, franchisors, franchisees, management companies, divisions, and affiliates) and the past, present and future officers, directors, agents, officials, employees, insurers and attorneys of Asbury (and its corporate parents, subsidiaries, franchisors, franchisees, management companies, divisions, and affiliates) arising out of Employee’s employment or the end of his employment with Asbury, such release to not be revoked by Employee and to completely waive and release any claim of discrimination, harassment or wrongful discharge under local, state or federal law.

C.	Alternative Dispute Resolution

Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before an arbitrator (who shall be an attorney with at least ten years’ experience in employment law) in the city where Employee was employed with Asbury and in accordance with the rules and procedures of the most recent employment rules of the American Arbitration Association. Each party may choose to retain legal counsel and shall pay its own attorneys’ fees, regardless of the outcome of the arbitration. Employee may be required to pay a filing fee limited to the equivalent cost of filing in the court of jurisdiction. Asbury will pay the fees and costs of conducting the arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court of jurisdiction.

D.	Non-Disparagement

Employee agrees not to make any disclosures, issue any statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to disparage Asbury, its officers or directors, its business, services, products, technologies and/or personnel. Nothing in this section is intended, nor shall be construed, to: (i) prohibit Employee from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over Asbury’s business; (ii) interfere with, restrain, or prevent Employee’s communications regarding the terms and conditions of employment; or (iii) prevent Employee from otherwise engaging in any legally protected activity.

E.	Other Provisions

(a)This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of Employee and Asbury, including any successor to or assign of Asbury.

(b)Upon the end of Employee’s employment with Asbury for any reason, the provisions of this Agreement shall survive to the extent necessary to give effect to the provisions herein, including Sections 3, 4 and 5.

(c)The headings and captions are provided for reference and convenience only and shall not be considered part of this Agreement.

(d)Employee also covenants to reasonably cooperate with Asbury if Employee is needed as a witness in any litigation or legal matters involving Asbury.

(e)Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after mailing, and (iv) addressed as follows (or to such other address as the party entitled to notice shall later designate in accordance with these terms):

If to Asbury:        Asbury Automotive Group, Inc.
c/o The Office of the General Counsel
2905 Premiere Parkway, Suite 300
Duluth, GA 30097

If to Employee:     To the most recent address of Employee set forth in the                          personnel records of Asbury.

(f)This Agreement supersedes any and all prior agreements between Asbury and Employee relating to payments upon Termination of employment or Severance Pay and may only be modified in a writing signed by Asbury and Employee.

(g)This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

(h)All payments hereunder shall be subject to any required withholding of federal, state, local and foreign taxes pursuant to any applicable law or regulation.

(i)If any provision of this Agreement shall be held invalid or unenforceable, such holding shall not affect any other provisions, and this Agreement shall be construed and enforced as if such provisions had not been included. No provision of this Agreement shall be waived unless the waiver is agreed to in writing and signed by Employee and the Chief Human Resources Officer of Asbury. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(j)The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, in the event that Asbury determines that any amounts payable hereunder will be immediately taxable to Employee under Section 409A of the Code and related Department of Treasury guidance, Asbury and Employee shall cooperate in good faith to (x) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for Asbury and/or (y) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

AGREED TO AS OF FEBRUARY 21, 2017

EXECUTIVE:	ASBURY AUTOMOTIVE GROUP, INC.
/s/ William F. Stax	/s/ Craig T. Monaghan
Name: William F. Stax	Name: Craig T. Monaghan
Title: Controller and Chief Accounting Officer	Title: CEO and President

Exhibit A
As used in the Severance Pay Agreement, “Area” means a 50-mile radius from any of the following addresses:

Corporate Headquarters 2905 Premiere Parkway NW Duluth, GA 30097	11130 Alpharetta Hwy Roswell, GA 30076
11505 Alpharetta Highway Roswell, GA 30076	7969 Mall Pkwy Lithonia, GA 30038
10995 Westside Pkwy. Alpharetta, GA 30009	1550 Mansell Rd Alpharetta, GA 30009
1355 Cobb Parkway South Marietta, GA 30060-6542	1310 Buford Hwy. Cumming, GA 30041
1606 Church Street Decatur, GA 30033	5400 South U.S. Highway 1 Ft. Pierce, FL 34982-7370
7555 Roswell Rd. Atlanta, GA 30350	4429 US 1 South Ft. Pierce, FL 33954
4197 Jonesboro Road Union City, GA 30291	7245 Blanding Blvd. Jacksonville, FL 32244
7909 Mall Pkwy Lithonia, GA 30038	10880 Philips Hwy Jacksonville, FL 32256
2550 The Nalley Way Atlanta, GA 30360	2655 N. Volusia Ave Orange City, FL 32763-2214
2020 Cobb Parkway Marietta, GA 30080	2677 N. Volusia Ave Orange City, FL 32763-2214
7849 Mall Pkwy Lithonia, GA 30038	2308 S. Woodland Blvd. Deland, FL 32720
2750 S. Cobb Parkway Smyrna, GA 30080	9650 Atlantic Blvd. Jacksonville, FL 32225
980 Mansell Road Roswell, GA 30076	11003 Atlantic Blvd. Jacksonville, FL 32225
2551 The Nalley Way Atlanta, GA 30360	4450 US 1 South Ft. Pierce, FL 34982

11051 S. Orange Blossom Trail, Orlando, FL 32837	256 Swain Street Fayetteville, NC 28303
2925 US 1 South St Augustine, FL 32086	3908 W. Wendover Avenue Greensboro, NC 27407
10600 Atlantic Blvd. Jacksonville, FL 32225	3902 W. Wendover Avenue Greensboro, NC 27407
10859 Philips Highway Jacksonville, FL 32256	3710 W. Wendover Avenue Greensboro, NC 27407
11340 Philips Hwy Jacksonville, FL 32256	3633 W. Wendover Avenue Greensboro, NC 27407
31200 US Highway 19 North Palm Harbor, FL 34684	3900 W. Wendover Avenue Greensboro, NC 27407
4500 US 1 South Ft. Pierce, FL 34982	3604 W, Wendover Avenue Greensboro, NC 27407
6060 1-55 North Frontage Road Jackson, MS 39211	8704W. Broad Street Richmond, VA 23294
201 Octavia St. Brandon, MS 39042	8712 W. Broad Street Richmond, VA 23294
108 Gray-Daniels Blvd. Brandon, MS 39042	8710 W. Broad Street Richmond, VA 23294
6080 I-55 North Frontage Road Jackson, MS 39211	12100 Midlothian Turnpike Midlothian, VA 23113
104 Gray-Daniels Blvd Brandon, MS 39042	2712 Laurens Road Greenville, SC 29607
1295 Richmond Avenue Charlottesville, VA 22911	2660 Laurens Road Greenville, SC 29607
1001 Southpoint Auto Park Blvd. Durham, NC 27713	2668 Laurens Road Greenville, SC 29607
436 N. McPherson Church Road Fayetteville, NC 28303	2700 Laurens Road Greenville, SC 29607

2686 Laurens Road Greenville, SC 29607	4400 N. Dale Mabry Hwy Tampa, FL 33614
11654 Olive Blvd. Creve Coeur, MO 63141	4400 W. Hillsborough Avenue Tampa. FL 33614
755 N. New Ballas Creve Coeur, MO 63141	4051 West Plano Parkway Plano, TX 75093
777 Decker Lane. Creve Coeur, MO 63141	13553 US Hwy 183 North Austin, TX 78750
11910 Olive Blvd. Creve Coeur, MO 63141	300 West Loop 820 South Fort Worth, TX 76108
11830 Olive Blvd. Creve Coeur, MO 63141	1601 N. Dallas Parkway (7200 State Highway 121) Frisco, TX 75034
951 Technology Dr. O'Fallon, Mo 63368	3700 West Airport Freeway Irving, TX 75062
11830 Olive Blvd. Creve Coeur, MO 63141	11911 Gulf Freeway Houston, TX 77034
9207 Adamo Drive Tampa, FL 33619	3333 W. Plano Pkwy Plano , TX 75075
3810 W. Hillsborough Avenue Tampa. FL 33614	1207 E. Brandon Blvd, Brandon, FL 33511
9205 Adamo Dr. Tampa, FL 33619	2320 Colonial Blvd. Ft. Myers, FL 33966
3800 W. Hillsborough Ave. Tampa, FL 33614	3102 US Highway 19 Holiday, FL 34691
9210 Adamo Drive Tampa, FL 33619	6601 W. Hillsborough Ave. Tampa, FL 33634
4600 N. Dale Mabry Hwy. Tampa, FL 33614